Exhibit 3.1

STATE OF ALABAMA )

JEFFERSON COUNTY )

ARTICLES OF AMENDMENT
TO
DECLARATION OF TRUST
OF
COLONIAL PROPERTIES TRUST

     Pursuant to Section 10-13-14 of the Code of Alabama 1975, Colonial Properties Trust, a real estate investment trust organized and existing under the laws of Alabama (the “Company”), hereby submits the following:

1.	The name of the real estate investment trust is Colonial Properties Trust.

2.	The Declaration of Trust is hereby amended as follows:

The following sentence in Section 6.1 of Article VI thereof is deleted:

“The total number of Shares which the Trust is authorized to issue is seventy-five million (75,000,000), consisting of sixty-five million (65,000,000) common Shares and ten million (10,000,000) preferred Shares.”

The deleted sentence in Section 6.1 of Article VI is replaced by the following sentence:

“The total number of Shares which the Trust is authorized to issue is one hundred forty-five million (145,000,000), consisting of one hundred twenty-five million (125,000,000) common Shares and twenty million (20,000,000) preferred Shares.”

3.	The Board of Trustees of the Company duly adopted a resolution setting forth the foregoing amendment and declared it advisable at a duly called meeting held on October 21, 2004.

4.	The following shares of beneficial interest of the Company were outstanding as of February 9, 2005, the record date for the special meeting held on April 1, 2005 at which the foregoing amendment was considered (the “Special Meeting”):

Class of Shares	Number of Shares	Value of Shares

Common Shares	27,724,505.5990	$1,030,242,628.06

Series C Preferred Shares	2,000,000	$53,480,000.00

Series D Preferred Shares	500,000	$131,250,000.00

Total	30,224,505.5990	$1,214,972,628.06

All outstanding shares of beneficial interest were entitled to vote at the Special Meeting. Of the total number of shares having a total value of $1,214,972,628.06 outstanding, 21,344,706.773 shares representing $841,572,620.13 in total value were indisputably represented at the Special Meeting. The total number and value of shares casting undisputed votes FOR the foregoing amendment at the Special Meeting was 18,857,249.92 and $747,477,719.97, respectively, which number and amount was sufficient for approval of the foregoing amendment by the holders of shares of beneficial interest of the Company.

5.	The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 10-13-14 of the Code of Alabama, 1975 and of Section 234 of the Constitution of the State of Alabama.

     These Articles of Amendment are being filed in the Office of the Judge of Probate of Jefferson County, Alabama, for the purpose of effecting the foregoing amendment in accordance with 10-13-14(f) of the Code of Alabama, 1975.

[Signature appears on the following page.]

     IN WITNESS WHEREOF, the Company, by its duly authorized officer and with full authority, has executed these Articles of Amendment as of this 5th day of April, 2005.

COLONIAL PROPERTIES TRUST
By:	/s/ Thomas H. Lowder
Thomas H. Lowder
President and Chief Executive Officer

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